Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: October 29, 2018

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Announces Quarterly Earnings and Record Year-to-Date Earnings

Michigan City, Indiana (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”) today announced its unaudited financial results for the three-month and nine-month periods ended September 30, 2018. All share data has been adjusted to reflect Horizon’s three-for-two stock split effective June 15, 2018.

SUMMARY:
•
Net income for the quarter ended September 30, 2018 was $13.1 million, or $0.34 diluted earnings per share, compared to $8.2 million, or $0.24 diluted earnings per share, for the quarter ended September 30, 2017 resulting in a 41.7% increase in diluted earnings per share.

•
Net income for the first nine months of 2018 was $40.0 million, or $1.04 diluted earnings per share, compared to $25.5 million, or $0.75 diluted earnings per share, for the first nine months of 2017 resulting in a 38.7% increase in diluted earnings per share. This represents the highest year-to-date net income and diluted earnings per share as of September 30th in the Company’s 145-year history.

•
Return on average assets was 1.26% for the third quarter of 2018 compared to 0.96% for the third quarter of 2017. Return on average assets for the first nine months of 2018 was 1.33% compared to 1.05% for the first nine months of 2017.

•
Return on average equity was 10.87% for the third quarter of 2018 compared to 8.92% for the third quarter of 2017. Return on average equity was 11.43% for the first nine months of 2018 compared to 9.59% for the first nine months of 2017.

•
Total loans increased by an annualized rate of 4.3%, or $31.8 million, during the three months ended September 30, 2018. Total loans, excluding loans held for sale and mortgage warehouse loans, increased by an annualized rate of 9.9%, or $70.5 million, during the three months ended September 30, 2018.

•
Total loans increased by an annualized rate of 5.9%, or $124.3 million, during the first nine months of 2018. Total loans, excluding loans held for sale and mortgage warehouse loans, increased by an annualized rate of 7.3%, or $148.5 million, during the first nine months of 2018.

•	Commercial loans increased by an annualized rate of 6.1%, or $25.6 million, during the third quarter of 2018.
•	Residential mortgage loans increased by an annualized rate of 10.4%, or $16.6 million, during the third quarter of 2018.
•	Consumer loans increased by an annualized rate of 22.1%, or $28.3 million, during the third quarter of 2018.
•	Total deposits increased by an annualized rate of 11.5%, or $247.6 million, during the first nine months of 2018.

Pg. 2 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings
•
Net interest income increased $5.9 million, or 21.1%, to $33.8 million for the three months ended September 30, 2018 compared to $27.9 million for the three months ended September 30, 2017. Net interest income increased $20.1 million, or 24.9%, to $100.7 million for the nine months ended September 30, 2018 compared to $80.6 million for the nine months ended September 30, 2017.

•
Net interest margin was 3.67% for the three months ended September 30, 2018 compared to 3.71% for the three months ended September 30, 2017. Net interest margin was 3.74% for the nine months ended September 30, 2018 and 3.77% for the nine months ended September 30, 2017.

•
Horizon’s tangible book value per share increased to $9.04 at September 30, 2018 compared to $8.48 and $8.25 at December 31, 2017 and September 30, 2017, respectively. This represents the highest tangible book value per share in the Company’s 145-year history.

Craig Dwight, Chairman and CEO of Horizon, commented:  “Horizon’s 2018 third quarter and year-to-date results demonstrate our ability to generate organic growth and produce solid returns, through increased mass and scale and investments in growth markets. Horizon’s 2018 third quarter earnings of $0.34 diluted earnings per share is a 41.7% increase from our 2017 third quarter earnings of $0.24 diluted earnings per share. Net income increased $4.9 million, or 59.9%, to $13.1 million when compared to the prior year period.”

Dwight added, “Total assets increased to over $4.1 billion at September 30, 2018 which reflects Horizon’s solid loan growth of $124.3 million since the beginning of the year. Total loans have increased at an annualized rate of 5.9% with increases in consumer loans of $75.1 million, mortgage loans of $44.5 million and commercial loans of $28.9 million. Commercial loan growth continues to be tempered by loan payoffs totaling approximately $134.5 million during 2018. Horizon originated approximately $257.0 million in commercial loans during the first nine months of 2018; however, only 63.4%, or $163.0 million, of these originations had been funded as of September 30, 2018. Our investments in the growth markets of Fort Wayne, Grand Rapids, Indianapolis and Kalamazoo experienced an increase in loan balances of $70.6 million, or an annualized rate of 18.6%, during the first nine months of 2018.”

Dwight concluded, “The impact of cost savings from our 2017 acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc., in addition to other operational leverage strategies have resulted in an improved efficiency ratio. Horizon’s efficiency ratio has decreased from 68.30% for the third quarter of 2017, which included merger expenses, to 60.34% for the third quarter of 2018.”

Income Statement Highlights

Net income for the third quarter of 2018 was $13.1 million, or $0.34 diluted earnings per share, compared to $14.1 million, or $0.37 diluted earnings per share, for the second quarter of 2018 and $8.2 million, or $0.24 diluted earnings per share, for the third quarter of 2017. Net income excluding acquisition-related expenses, gain/loss on sale of investment securities, death benefit on bank owned life insurance and purchase accounting adjustments (“core net income”), for the third quarter of 2018 was $12.5 million, or $0.32 diluted earnings per share, compared to $12.7 million, or $0.33 diluted earnings per share, for the second quarter of 2018 and $9.2 million, or $0.27 diluted earnings per share, for the third quarter of 2017.

The decrease in net income and diluted earnings per share from the second quarter of 2018 to the third quarter of 2018 reflects increases in non-interest expense of $678,000 and provision for loan losses of $541,000 and decreases in acquisition-related purchase accounting adjustments (“PAUs”) of $845,000 and non-interest income of $246,000, partially offset by an increase in net interest income, excluding PAUs (“core net interest income”) of $1.1 million. The decrease in non-interest income during the third quarter was primarily due to a death benefit on bank owned life insurance of $154,000 recorded during the second quarter and $122,000 in losses on the sale of investment securities recorded during the third quarter.

Pg. 3 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

The increase in net income and diluted earnings per share from the third quarter of 2017 to the same 2018 period reflects an increase in core net interest income of $5.8 million and an increase in non-interest income of $665,000, partially offset by increases in non-interest expense of $1.1 million and provision for loan losses of $466,000.

Net income for the nine months ended September 30, 2018 was $40.0 million, or $1.04 diluted earnings per share, compared to $25.5 million, or $0.75 diluted earnings per share, for the nine months ended September 30, 2017. Core net income for the nine months ended September 30, 2018 was $36.4 million, or $0.94 diluted earnings per share, compared to $25.4 million, or $0.75 diluted earnings per share, for the nine months ended September 30, 2017. This represents a 25.3% increase in core diluted earnings per share for the first nine months of 2018 compared to the same period in 2017.

Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share
(Dollars in Thousands, Except per Share Data, Unaudited)
	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Net Income
Net income as reported	$13,065	$14,115	$8,171	$39,984	$25,467
Merger expenses	-	-	2,013	-	2,213
Tax effect	-	-	(516)	-	(586)
Net income excluding merger expenses	13,065	14,115	9,668	39,984	27,094

Loss (gain) on sale of investment securities	122	-	(6)	111	(38)
Tax effect	(25)	-	2	(23)	13
Net income excluding gain on sale of investment securities	13,162	14,115	9,664	40,072	27,069

Death benefit on bank owned life insurance ("BOLI")	-	(154)	-	(154)	-
Tax effect	-	32	-	32	-
Net income excluding death benefit on BOLI	13,162	13,993	9,664	39,950	27,069

Acquisition-related purchase accounting adjustments ("PAUs")	(789)	(1,634)	(661)	(4,460)	(2,616)
Tax effect	166	343	231	937	916
Core Net Income	$12,539	$12,702	$9,234	$36,427	$25,369

Non-GAAP Reconciliation of Diluted Earnings per Share
Diluted earnings per share ("EPS") as reported	$0.34	$0.37	$0.24	$1.04	$0.75
Merger expenses	-	-	0.06	-	0.07
Tax effect	-	-	(0.01)	-	(0.01)
Diluted EPS excluding merger expenses	0.34	0.37	0.29	1.04	0.81

Loss (gain) on sale of investment securities	-	-	-	-	-
Tax effect	-	-	-	-	-
Diluted EPS excluding gain on sale of investment securities	0.34	0.37	0.29	1.04	0.81

Death benefit on BOLI	-	-	-	-	-
Tax effect	-	-	-	-	-
Diluted EPS excluding death benefit on BOLI	0.34	0.37	0.29	1.04	0.81

Acquisition-related PAUs	(0.02)	(0.04)	(0.02)	(0.12)	(0.08)
Tax effect	-	-	-	0.02	0.02
Core Diluted EPS	$0.32	$0.33	$0.27	$0.94	$0.75

The increase in net income and diluted earnings per share during the first nine months of 2018 when compared to the same period of 2017 reflects increases in core net interest income of $18.2 million and non-interest income of $2.1 million and a decrease in income tax expense of $1.2 million, partially offset by increases in non-interest expense of $7.9 million and provision for loan losses of $1.0 million.

Horizon’s net interest margin decreased to 3.67% for the third quarter of 2018 when compared to 3.78% for the second quarter of 2018 and 3.71% for the third quarter of 2017. The decrease in net interest margin from the second quarter of 2018 reflects an increase in the cost of interest-bearing liabilities of 15 basis points. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits of 17 basis points and borrowings of 11 basis points.

Pg. 4 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

The decrease in net interest margin from the third quarter of 2017 reflects an increase in the cost of interest-bearing liabilities of 45 basis points, offset by an increase in the yield of interest-earning assets of 33 basis points. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits of 45 basis points and borrowings of 79 basis points. The increase in the yield of interest-earning assets was due to an increase in the yield on loans receivable of 25 basis points and taxable investment securities of 51 basis points, offset by a decrease in the yield on non-taxable investment securities of 25 basis points.

Net interest margin, excluding acquisition-related purchase accounting adjustments (“core net interest margin”), was 3.59% for the third quarter of 2018 compared to 3.60% for the prior quarter and 3.63% for the third quarter of 2017. Interest income from acquisition-related purchase accounting adjustments was $789,000, $1.6 million and $661,000 for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

Horizon’s net interest margin decreased to 3.74% for the nine months ended September 30, 2018 when compared to 3.77% for the nine months ended September 30, 2017. The cost of interest-bearing liabilities increased 36 basis points, primarily due to an increase in the cost of interest-bearing deposits of 30 basis points and borrowings of 65 basis points. The yield on interest-earning assets increased 28 basis points, primarily due to an increase in the yields earned on loans receivable of 23 basis points and taxable investment securities of 28 basis points, offset by a decrease in the yield earned on non-taxable securities of 39 basis points.

Core net interest margin for the nine months ended September 30, 2018 was 3.58% compared to 3.65% for the nine months ended September 30, 2017. Interest income from acquisition-related purchase accounting adjustments was $4.5 million and $2.6 million for the nine months ended September 30, 2018 and 2017, respectively.

Non-GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Net Interest Margin
Net interest income as reported	$33,772	$33,550	$27,879	$100,733	$80,645

Average interest-earning assets	3,717,139	3,638,801	3,078,611	3,610,277	2,940,659

Net interest income as a percentage of average interest-earning assets ("Net Interest Margin")	3.67%	3.78%	3.71%	3.74%	3.77%

Acquisition-related purchase accounting adjustments ("PAUs")	$(789)	$(1,634)	$(661)	$(4,460)	$(2,616)

Core net interest income	$32,983	$31,916	$27,218	$96,273	$78,029

Core net interest margin	3.59%	3.60%	3.63%	3.58%	3.65%

Lending Activity

Total loans increased $124.3 million from $2.835 billion as of December 31, 2017 to $2.959 billion as of September 30, 2018 as consumer loans increased by $75.1 million, residential mortgage loans increased by $44.5 million and commercial loans increased by $28.9 million, offset by a decrease in mortgage warehouse loans of $23.1 million. Consumer loans increased at an annualized rate of 21.8%, primarily due to our experienced consumer loan team and increased focus on growing this portfolio. During the first nine months of 2018, Horizon originated approximately $257.0 million in commercial loans; however, only $163.0 million, or 63.4%, of the total originated loans were funded as of September 30, 2018. This growth was offset by approximately $134.5 million in commercial loan payoffs, the majority of which were as a result of business and/or real estate assets being sold.

Pg. 5 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)

	September 30	December 31	Amount Change	Percent Change
	2018	2017
Commercial	$1,698,582	$1,669,728	$28,854	1.7%
Residential mortgage	651,250	606,760	44,490	7.3%
Consumer	536,132	460,999	75,133	16.3%
Subtotal	2,885,964	2,737,487	148,477	5.4%
Held for sale loans	1,980	3,094	(1,114)	-36.0%
Mortgage warehouse loans	71,422	94,508	(23,086)	-24.4%
Total loans	$2,959,366	$2,835,089	$124,277	4.4%

Residential mortgage lending activity for the three months ended September 30, 2018 generated $1.8 million in income from the gain on sale of mortgage loans, a decrease of $57,000 from the second quarter of 2018 and a decrease of $111,000 from the third quarter of 2017. Total origination volume for the third quarter of 2018, including loans placed into portfolio, totaled $100.6 million, representing a decrease of 7.7% from the second quarter of 2018 and an increase of 5.8% from the third quarter of 2017. Revenue derived from Horizon’s residential mortgage lending activities was only 6.5% and 6.3% of Horizon’s total revenue for the third quarter of 2018 and the nine months ended September 30, 2018, respectively.

Purchase money mortgage originations during the third quarter of 2018 represented 80.0% of total originations compared to 85.6% of total originations during the second quarter of 2018 and 80.2% during the third quarter of 2017.

The provision for loan losses totaled $1.2 million for the third quarter of 2018 compared to $635,000 for the second quarter of 2018 and $710,000 for the third quarter of 2017. The increase in the provision for loan losses from the second quarter of 2018 and the third quarter of 2017 when compared to the third quarter of 2018 was due to an increase in specific allocations of approximately $485,000, along with additional general and non-specific allocations for loan growth in new markets, higher than anticipated growth of the indirect loan portfolio and an increase in allocation for other economic factors, including the potential of a recession.

The provision for loan losses totaled $2.4 million for the nine months ended September 30, 2018 compared to $1.4 million for the nine months ended September 30, 2017. The increase in the provision for loan losses from 2017 to 2018 was due to an increase in specific allocations of approximately $485,000, along with additional general and non-specific allocations for loan growth in new markets, higher than anticipated growth of the indirect loan portfolio and an increase in allocation for other economic factors, including the potential of a recession.

The ratio of the allowance for loan losses to total loans increased to 0.60% as of September 30, 2018 from 0.58% at December 31, 2017. The ratio of the allowance for loan losses to total loans, excluding loans with credit-related purchase accounting adjustments, was 0.75% as of September 30, 2018 compared to 0.81% as of December 31, 2017. Loan loss reserves and credit-related loan discounts on acquired loans as a percentage of total loans was 1.06% as of September 30, 2018 compared to 1.23% as of December 31, 2017.

Pg. 6 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

Non-GAAP Allowance for Loan and Lease Loss Detail
As of September 30, 2018
(Dollars in Thousands, Unaudited)

	Pre-discount Loan Balance	Allowance for Loan Losses (ALLL)	Loan Discount	ALLL + Loan Discount	Loans, net	ALLL/ Pre-discount Loan Balance	Loan Discount/ Pre-discount Loan Balance	ALLL+Loan Discount/ Pre-discount Loan Balance
Horizon Legacy	$2,362,215	$17,677	N/A	$17,677	$2,344,538	0.75%	0.00%	0.75%
Heartland	9,572	-	702	702	8,870	0.00%	7.33%	7.33%
Summit	26,226	-	1,617	1,617	24,609	0.00%	6.17%	6.17%
Peoples	93,282	-	2,081	2,081	91,201	0.00%	2.23%	2.23%
Kosciusko	42,790	-	677	677	42,113	0.00%	1.58%	1.58%
LaPorte	99,931	106	3,136	3,242	96,689	0.11%	3.14%	3.25%
CNB	5,076	-	136	136	4,940	0.00%	2.68%	2.68%
Lafayette	105,797	15	1,935	1,950	103,847	0.01%	1.83%	1.84%
Wolverine	214,477	-	3,245	3,245	211,232	0.00%	1.51%	1.51%
Total	$2,959,366	$17,798	$13,529	$31,327	$2,928,039	0.60%	0.46%	1.06%

As of September 30, 2018, non-performing loans totaled $14.5 million, which reflects a 12 basis point decrease in non-performing loans to total loans, or a $1.9 million decline from $16.4 million in non-performing loans as of December 31, 2017. Compared to December 31, 2017, non-performing commercial loans increased by $1.0 million, non-performing real estate loans decreased by $2.0 million and non-performing consumer loans decreased by $927,000. Other real estate owned and repossessed assets totaled $2.3 million as of September 30, 2018 which is an increase of $1.4 million from December 31, 2017. The majority of this increase was due to several bank owned properties acquired through acquisitions and listed for sale were re-classified to other real estate owned and recorded at fair value during the second quarter of 2018.

Expense Management

Total non-interest expense was $678,000 higher in the third quarter of 2018 when compared to the second quarter of 2018. Salaries and employee benefits increased $534,000 primarily due to $376,000 in salary costs from one additional working day during the third quarter when compared to the second quarter and an increase in employee health costs of $266,000 during the third quarter. Loan expense increased $197,000 when compared to the second quarter primarily due to the increased volume in indirect lending and the timing of related origination and amortization costs. Data processing increased $152,000 from the second quarter primarily due to $70,000 of one-time costs and incremental costs from growth and new services. These increases were offset by decreases in other expense of $121,000 and other losses of $108,000 when comparing the third quarter of 2018 to the second quarter of 2018.

Total non-interest expense was $1.1 million higher during the third quarter of 2018 compared to the same period of 2017. The increase was primarily due to an increase in salaries and employee benefits of $1.4 million, loan expense of $507,000, data processing of $257,000, FDIC insurance expense of $126,000 and other losses of $103,000. The increase in salaries and employee benefits, data processing and FDIC insurance expense reflect overall company growth and the acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc. during the third and fourth quarters of 2017. Loan expense increased due to a higher level of loan originations and loan collection expenses when compared to the third quarter of 2017. Other losses increased primarily due to write-downs on other bank owned properties and additional accruals for a potential loss on a fiduciary account recorded during the third quarter of 2018.

Pg. 7 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

Total non-interest expense was $7.9 million higher for the nine months ended September 30, 2018 when compared to the nine months ended September 30, 2017. The increase was primarily due to increases in salaries and employee benefits of $5.4 million, net occupancy expenses of $933,000, loan expense of $932,000, other expense of $896,000, data processing of $751,000 and other losses of $390,000. The increase in salaries and employee benefits, net occupancy expense, other expense and data processing expense reflect overall company growth and recent acquisitions. Loan expense increased due to a higher level of loan originations and collection expenses during the nine months ended September 30, 2018 when compared to the same period of 2017. Offsetting these increases was a decrease of $1.3 million and $483,000 in outside services and consultants expense and professional fees, respectively, primarily due to a lack of acquisition-related expenses in 2018.

Income tax expense totaled $2.6 million for the third quarter of 2018, a decrease of $193,000 when compared to the second quarter of 2018 and an increase of $91,000 when compared to the third quarter of 2017. The decrease in income tax expense from the second quarter of 2018 was primarily due to a decrease in income before income tax of $1.2 million during the third quarter of 2018. The increase when comparing the third quarter of 2018 to the same prior year period was primarily due to an increase in income before income tax of $5.0 million which was offset by the impact of the new corporate tax rate which was signed into law at the end of 2017 and the benefits from the exercising of stock options.

Income tax expense totaled $7.9 million for the nine months ended September 30, 2018, a decrease of $1.2 million when compared to the nine months ended September 30, 2017. The decrease was primarily due to the impact of the new corporate tax rate which was signed into law at the end of 2017 and the benefits from the exercising of stock options. This decrease was offset by an increase in income before income tax expense of $13.3 million when comparing the first nine months of 2018 to the prior year.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP.  Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, net interest margin, total loans and loan growth, the allowance for loan and lease losses, tangible stockholders’ equity, tangible book value per share, the return on average assets and the return on average equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them, to show the impact of such events as acquisition-related purchase accounting adjustments, prepayment penalties on borrowings and the tax reform bill, among others we have identified in our reconciliations. Horizon believes that these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non-core items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure.  See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP figures identified herein and their most comparable GAAP measures.

Pg. 8 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

Non-GAAP Reconciliation of Tangible Stockholders' Equity and Tangible Book Value per Share
(Dollars in Thousands Except per Share Data, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2018	2018	2018	2017	2017
Total stockholders' equity	$477,594	$470,535	$460,416	$457,078	$392,055
Less: Intangible assets	130,755	131,239	131,724	132,282	103,244
Total tangible stockholders' equity	$346,839	$339,296	$328,692	$324,796	$288,811

Common shares outstanding	38,367,890	38,362,640	38,332,853	38,294,729	34,988,189

Tangible book value per common share	$9.04	$8.84	$8.57	$8.48	$8.25

Non-GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Return on Average Assets
Average assets	$4,105,096	$4,017,551	$3,383,662	$4,021,811	$3,247,300

Return on average assets ("ROAA") as reported	1.26%	1.41%	0.96%	1.33%	1.05%
Merger expenses	0.00%	0.00%	0.24%	0.00%	0.09%
Tax effect	0.00%	0.00%	-0.06%	0.00%	-0.03%
ROAA excluding merger expenses	1.26%	1.41%	1.14%	1.33%	1.11%

Gain on sale of investment securities	0.01%	0.00%	0.00%	0.00%	0.00%
Tax effect	0.00%	0.00%	0.00%	0.00%	0.00%
ROAA excluding gain on sale of investment securities	1.27%	1.41%	1.14%	1.33%	1.11%

Death benefit on bank owned life insurance ("BOLI")	0.00%	-0.02%	0.00%	-0.01%	0.00%
Tax effect	0.00%	0.00%	0.00%	0.00%	0.00%
ROAA excluding death benefit on BOLI	1.27%	1.39%	1.14%	1.32%	1.11%

Acquisition-related purchase accounting adjustments ("PAUs")	-0.08%	-0.16%	-0.08%	-0.15%	-0.11%
Tax effect	0.02%	0.03%	0.03%	0.03%	0.04%
Core ROAA	1.21%	1.26%	1.09%	1.20%	1.04%

Non-GAAP Reconciliation of Return on Average Common Equity
Average Common Equity	$476,959	$465,968	$363,376	$467,867	$355,121

Return on average common equity ("ROACE") as reported	10.87%	12.15%	8.92%	11.43%	9.59%
Merger expenses	0.00%	0.00%	2.20%	0.00%	0.83%
Tax effect	0.00%	0.00%	-0.56%	0.00%	-0.22%
ROACE excluding merger expenses	10.87%	12.15%	10.56%	11.43%	10.20%

Gain on sale of investment securities	0.10%	0.00%	-0.01%	0.03%	-0.01%
Tax effect	-0.02%	0.00%	0.00%	-0.01%	0.00%
ROACE excluding gain on sale of investment securities	10.95%	12.15%	10.55%	11.45%	10.19%

Death benefit on bank owned life insurance ("BOLI")	0.00%	-0.13%	0.00%	-0.04%	0.00%
Tax effect	0.00%	0.03%	0.00%	0.01%	0.00%
ROACE excluding death benefit on BOLI	10.95%	12.05%	10.55%	11.42%	10.19%

Acquisition-related purchase accounting adjustments ("PAUs")	-0.66%	-1.41%	-0.72%	-1.27%	-0.98%
Tax effect	0.14%	0.30%	0.25%	0.27%	0.34%
Core ROACE	10.43%	10.94%	10.08%	10.42%	9.55%

Pg. 9 cont. Horizon Bancorp, Inc. Announces Quarterly and Record Year-to-Date Earnings

About Horizon

Horizon Bancorp, Inc. is an independent, commercial bank holding company serving northern and central Indiana, and southern, central and the Great Lakes Bay regions of Michigan through its commercial banking subsidiary Horizon Bank. Horizon also offers mortgage-banking services throughout the Midwest. Horizon may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp, Inc.
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

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HORIZON BANCORP, INC.
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2018	2018	2018	2017	2017
Balance sheet:
Total assets	$4,150,561	$4,076,611	$3,969,750	$3,964,303	$3,519,501
Investment securities	766,153	735,962	714,425	710,113	708,449
Commercial loans	1,698,582	1,672,998	1,656,374	1,669,728	1,322,953
Mortgage warehouse loans	71,422	109,016	101,299	94,508	95,483
Residential mortgage loans	651,250	634,636	618,131	606,760	571,062
Consumer loans	536,132	507,866	480,989	460,999	436,327
Earning assets	3,743,592	3,681,583	3,591,296	3,563,307	3,153,230
Non-interest bearing deposit accounts	621,475	615,018	602,175	601,805	563,536
Interest bearing transaction accounts	1,611,693	1,644,758	1,619,859	1,712,246	1,536,169
Time deposits	895,386	756,387	711,642	566,952	508,570
Borrowings	477,719	524,846	520,300	564,157	458,152
Subordinated debentures	37,791	37,745	37,699	37,653	37,607
Total stockholders' equity	477,594	470,535	460,416	457,078	392,055

	Three Months Ended
Income statement:
Net interest income	$33,772	$33,550	$33,411	$31,455	$27,879
Provision for loan losses	1,176	635	567	1,100	710
Non-interest income	8,686	8,932	8,318	9,344	8,021
Non-interest expense	25,620	24,942	25,837	26,291	24,513
Income tax expense	2,597	2,790	2,521	5,758	2,506
Net income	$13,065	$14,115	$12,804	$7,650	$8,171

Per share data: (1)
Basic earnings per share	$0.34	$0.37	$0.33	$0.20	$0.24
Diluted earnings per share	0.34	0.37	0.33	0.20	0.24
Cash dividends declared per common share	0.10	0.10	0.10	0.09	0.09
Book value per common share	12.45	12.27	12.01	11.93	11.21
Tangible book value per common share	9.04	8.84	8.57	8.48	8.25
Market value - high	21.39	21.94	20.59	19.47	19.45
Market value - low	$19.44	$19.17	$17.87	$17.33	$16.87
Weighted average shares outstanding - Basic	38,365,379	38,347,612	38,306,395	37,711,200	33,870,240
Weighted average shares outstanding - Diluted	38,534,784	38,519,401	38,468,811	37,897,012	34,072,909

Key ratios:
Return on average assets	1.26%	1.41%	1.32%	0.79%	0.96%
Return on average common stockholders' equity	10.87	12.15	11.29	6.75	8.92
Net interest margin	3.67	3.78	3.81	3.71	3.71
Loan loss reserve to total loans	0.60	0.58	0.58	0.58	0.64
Average equity to average assets	11.62	11.60	11.67	11.70	10.74
Bank only capital ratios:
Tier 1 capital to average assets	9.58	9.65	9.66	9.89	9.90
Tier 1 capital to risk weighted assets	12.12	12.21	12.32	12.29	12.33
Total capital to risk weighted assets	12.69	12.77	12.87	12.85	12.93

Loan data:
Substandard loans	$34,655	$40,941	$43,035	$46,162	$36,883
30 to 89 days delinquent	6,878	3,978	8,932	9,329	6,284

90 days and greater delinquent - accruing interest	$202	$49	$30	$167	$162
Trouble debt restructures - accruing interest	1,830	1,911	1,899	1,958	2,015
Trouble debt restructures - non-accrual	1,077	894	1,090	1,013	1,192
Non-accrual loans	11,417	12,555	12,062	13,276	9,065
Total non-performing loans	$14,526	$15,409	$15,081	$16,414	$12,434
Non-performing loans to total loans	0.49%	0.53%	0.53%	0.58%	0.51%

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	September 30
	2018	2017
Balance sheet:
Total assets	$4,150,561	$3,519,658
Investment securities	766,153	708,449
Commercial loans	1,698,582	1,322,953
Mortgage warehouse loans	71,422	95,483
Residential mortgage loans	651,250	571,062
Consumer loans	536,132	436,327
Earning assets	3,743,592	3,153,230
Non-interest bearing deposit accounts	621,475	563,536
Interest bearing transaction accounts	1,611,693	1,536,169
Time deposits	895,386	508,570
Borrowings	477,719	458,152
Subordinated debentures	37,791	37,607
Total stockholders' equity	477,594	392,212

	Nine Months Ended
Income statement:
Net interest income	$100,733	$80,645
Provision for loan losses	2,378	1,370
Non-interest income	25,936	23,792
Non-interest expense	76,399	68,522
Income tax expense	7,908	9,078
Net income	$39,984	$25,467

Per share data: (1)
Basic earnings per share	$1.04	$0.76
Diluted earnings per share	1.04	0.75
Cash dividends declared per common share	0.30	0.25
Book value per common share	12.45	11.21
Tangible book value per common share	9.04	8.25
Market value - high	21.94	19.45
Market value - low	$17.87	$16.49
Weighted average shares outstanding - Basic	38,340,012	33,489,681
Weighted average shares outstanding - Diluted	38,502,129	33,686,832

Key ratios:
Return on average assets	1.33%	1.05%
Return on average common stockholders' equity	11.43	9.59
Net interest margin	3.74	3.77
Loan loss reserve to total loans	0.60	0.64
Average equity to average assets	11.63	10.94
Bank only capital ratios:
Tier 1 capital to average assets	9.58	9.90
Tier 1 capital to risk weighted assets	12.12	12.33
Total capital to risk weighted assets	12.69	12.93

Loan data:
Substandard loans	$34,655	$36,883
30 to 89 days delinquent	6,878	6,284

90 days and greater delinquent - accruing interest	$202	$162
Trouble debt restructures - accruing interest	1,830	2,015
Trouble debt restructures - non-accrual	1,077	1,192
Non-accrual loans	11,417	9,065
Total non-performing loans	$14,526	$12,434
Non-performing loans to total loans	0.49%	0.51%

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2018	2018	2018	2017	2017
Commercial	$10,581	$8,865	$7,840	$9,093	$8,335
Real estate	1,574	1,761	1,930	2,188	2,129
Mortgage warehousing	1,030	1,084	1,030	1,030	1,048
Consumer	4,613	5,361	5,674	4,083	4,074
Total	$17,798	$17,071	$16,474	$16,394	$15,586

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2018	2018	2018	2017	2017
Commercial	$179	$(40)	$(38)	$84	$158
Real estate	(2)	(2)	6	(9)	24
Mortgage warehousing	-	-	-	-	-
Consumer	272	80	519	217	(31)
Total	$449	$38	$487	$292	$151
Percent of net charge-offs to average loans outstanding for the period	0.02%	0.00%	0.01%	0.01%	0.01%

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2018	2018	2018	2017	2017
Commercial	$8,355	$8,987	$6,778	$7,354	$3,582
Real estate	3,754	3,915	5,276	5,716	5,545
Mortgage warehousing	-	-	-	-	-
Consumer	2,417	2,507	3,027	3,344	3,307
Total	$14,526	$15,409	$15,081	$16,414	$12,434
Non-performing loans to total loans	0.49%	0.53%	0.53%	0.58%	0.51%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2018	2018	2018	2017	2017
Commercial	$2,181	$2,628	$547	$578	$324
Real estate	58	302	281	200	1,443
Mortgage warehousing	-	-	-	-	-
Consumer	26	62	42	60	26
Total	$2,265	$2,992	$870	$838	$1,793

HORIZON BANCORP, INC.
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$3,840	$24	2.48%	$6,770	$24	1.41%
Interest-earning deposits	24,494	104	1.68%	20,157	49	0.96%
Investment securities - taxable	421,681	2,611	2.46%	426,145	2,094	1.95%
Investment securities - non-taxable(1)	324,289	2,010	3.11%	296,716	1,790	3.36%
Loans receivable(2)(3)	2,942,835	37,522	5.07%	2,328,823	28,113	4.82%
Total interest-earning assets(1)	3,717,139	42,271	4.58%	3,078,611	32,070	4.25%

Non-interest-earning assets
Cash and due from banks	45,864			41,465
Allowance for loan losses	(17,090)			(15,135)
Other assets	359,183			278,721

Total average assets	$4,105,096			$3,383,662

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,438,450	$5,023	0.82%	$1,961,998	$1,841	0.37%
Borrowings	496,054	2,876	2.30%	460,878	1,753	1.51%
Subordinated debentures	36,570	600	6.51%	36,386	597	6.51%
Total interest-bearing liabilities	2,971,074	8,499	1.13%	2,459,262	4,191	0.68%

Non-interest-bearing liabilities
Demand deposits	640,983			540,109
Accrued interest payable and other liabilities	16,080			20,915
Stockholders' equity	476,959			363,376

Total average liabilities and stockholders' equity	$4,105,096			$3,383,662

Net interest income/spread		$33,772	3.44%		$27,879	3.58%
Net interest income as a percent of average interest-earning assets(1)			3.67%			3.71%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP, INC.
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$2,845	$53	2.49%	$3,857	$35	1.21%
Interest-earning deposits	25,411	300	1.58%	24,177	201	1.11%
Investment securities - taxable	413,617	7,379	2.39%	416,323	6,581	2.11%
Investment securities - non-taxable(1)	313,168	5,745	3.00%	286,007	5,193	3.39%
Loans receivable(2)(3)	2,855,236	108,961	5.06%	2,210,295	79,699	4.83%
Total interest-earning assets(1)	3,610,277	122,438	4.55%	2,940,659	91,709	4.27%

Non-interest-earning assets
Cash and due from banks	44,605			42,004
Allowance for loan losses	(16,686)			(15,069)
Other assets	383,615			279,706

Total average assets	$4,021,811			$3,247,300

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,382,864	$11,814	0.66%	$1,967,457	$5,315	0.36%
Borrowings	504,349	8,127	2.15%	357,932	4,028	1.50%
Subordinated debentures	36,524	1,764	6.46%	36,339	1,721	6.33%
Total interest-bearing liabilities	2,923,737	21,705	0.99%	2,361,728	11,064	0.63%

Non-interest-bearing liabilities
Demand deposits	613,866			510,230
Accrued interest payable and other liabilities	16,341			20,221
Stockholders' equity	467,867			355,121

Total average liabilities and stockholders' equity	$4,021,811			$3,247,300

Net interest income/spread		$100,733	3.55%		$80,645	3.64%
Net interest income as a percent of average interest-earning assets(1)			3.74%			3.77%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP, INC.
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	September 30	December 31
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$69,697	$76,441
Investment securities, available for sale	542,305	509,665
Investment securities, held to maturity (fair value of $219,158 and $201,085)	223,848	200,448
Loans held for sale	1,980	3,094
Loans, net of allowance for loan losses of $17,798 and $16,394	2,939,588	2,815,601
Premises and equipment, net	75,348	75,529
Federal Home Loan Bank stock	18,073	18,105
Goodwill	119,880	119,880
Other intangible assets	10,875	12,402
Interest receivable	13,999	16,244
Cash value of life insurance	87,530	75,931
Other assets	47,438	40,963
Total assets	$4,150,561	$3,964,303
Liabilities
Deposits
Non-interest bearing	$621,475	$601,805
Interest bearing	2,507,079	2,279,198
Total deposits	3,128,554	2,881,003
Borrowings	477,719	564,157
Subordinated debentures	37,791	37,653
Interest payable	1,688	886
Other liabilities	27,215	23,526
Total liabilities	3,672,967	3,507,225
Commitments and contingent liabilities
Stockholders' Equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	-	-
Common stock, no par value, Authorized 99,000,000 shares
Issued 38,392,959 and 38,323,604 shares, Outstanding 38,367,890 and 38,294,729 shares	-	-
Additional paid-in capital	275,804	275,059
Retained earnings	214,753	185,570
Accumulated other comprehensive loss	(12,963)	(3,551)
Total stockholders' equity	477,594	457,078
Total liabilities and stockholders' equity	$4,150,561	$3,964,303
(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.
Condensed Consolidated Statements of Income
 (Dollar Amounts in Thousands, Except Per Share Data, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Interest Income
Loans receivable	$37,522	$28,113	$108,961	$79,699
Investment securities
Taxable	2,739	2,167	7,732	6,817
Tax exempt	2,010	1,790	5,745	5,193
Total interest income	42,271	32,070	122,438	91,709
Interest Expense
Deposits	5,023	1,841	11,814	5,315
Borrowed funds	2,876	1,753	8,127	4,028
Subordinated debentures	600	597	1,764	1,721
Total interest expense	8,499	4,191	21,705	11,064
Net Interest Income	33,772	27,879	100,733	80,645
Provision for loan losses	1,176	710	2,378	1,370
Net Interest Income after Provision for Loan Losses	32,596	27,169	98,355	79,275
Non-interest Income
Service charges on deposit accounts	2,009	1,672	5,804	4,638
Wire transfer fees	160	175	490	503
Interchange fees	1,410	1,251	4,293	3,809
Fiduciary activities	1,855	1,887	5,598	5,752
Gains on sale of investment securities (includes $(122) and $6 for the three months ended September 30, 2018 and 2017, respectively, and $(111) and $38 for the nine months ended September 30, 2018 and 2017, respectively, related to accumulated other comprehensive earnings reclassifications)	(122)	6	(111)	38
Gain on sale of mortgage loans	1,839	1,950	5,158	5,918
Mortgage servicing income net of impairment	563	369	1,423	1,175
Increase in cash value of bank owned life insurance	503	474	1,380	1,346
Death benefit on bank owned life insurance	-	-	154	-
Other income	469	237	1,747	613
Total non-interest income	8,686	8,021	25,936	23,792
Non-interest Expense
Salaries and employee benefits	14,343	12,911	42,525	37,086
Net occupancy expenses	2,495	2,400	7,981	7,048
Data processing	1,759	1,502	5,062	4,311
Professional fees	437	649	1,314	1,797
Outside services and consultants	1,204	2,504	3,735	4,991
Loan expense	1,722	1,215	4,504	3,572
FDIC insurance expense	396	270	1,051	776
Other losses	161	58	576	186
Other expense	3,103	3,004	9,651	8,755
Total non-interest expense	25,620	24,513	76,399	68,522
Income Before Income Taxes	15,662	10,677	47,892	34,545
Income tax expense (includes $(25) and $2 for the three months ended September 30, 2018 and 2017, respectively, and $(23) and $13 for the nine months ended September 30, 2018 and 2017, respectively, related to income tax expense from reclassification items)	2,597	2,506	7,908	9,078
Net Income	$13,065	$8,171	$39,984	$25,467
Basic Earnings Per Share (Restated - See Note 1)	$0.34	$0.24	$1.04	$0.76
Diluted Earnings Per Share (Restated - See Note 1)	0.34	0.24	1.04	0.75

(1) Adjusted for 3:2 stock split on June 15, 2018